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                                  EXHIBIT 2.2
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                       ASSET PURCHASE AND SALE AGREEMENT

    This Asset Purchase and Sale Agreement ("Agreement") is made and entered into as of June 12 1998, by and among DeCrane Aircraft Holdings, Inc., a Delaware corporation ("DAH") and DAHX Acquisitions, Inc., a Delaware corporation ("Buyer") on the one hand, and Dettmers Industries, Inc., a Delaware corporation ("Dettmers"), Peter Dettmers, an individual, and Andrew Perl, an individual (Mr. Dettmers and Mr. Perl are collectively referred to herein as either the "Dettmers Shareholders" or "Senior Management") on the other hand, based on the following facts:

    DAH desires to cause Buyer, a wholly owned subsidiary of DAH organized for the purpose, to purchase, and Dettmers wishes to sell, substantially all of the assets of Dettmers (with the specific exclusions set forth herein) on the terms and conditions set forth herein; and

    DAH desires to employ certain senior officers of Dettmers specified herein on the terms and conditions set forth in the form of Employment Agreement attached as EXHIBIT A hereto (the "Employment Agreements" and, together with this Agreement and all other agreements and instruments executed and delivered by one or more parties hereto in connection herewith, the "Transaction Documents").

    Based on the foregoing facts and circumstances, the parties hereby agree as follows:

    1.  ASSETS TO BE PURCHASED AND SOLD.

        1.1 THE DETTMERS ASSETS. On the Closing Date, Dettmers shall transfer to Buyer all of the assets, properties, rights (contractual or otherwise) and business of Dettmers (including but not limited to the goodwill of Dettmers), whether such assets and business is in the nature of real, personal, or mixed property and whether such assets are tangible or intangible or known or unknown (collectively referred to herein as the "Assets" or the "Property"). Without limiting the generality of the foregoing, the assets to be transferred include:

           1.1.1 REAL PROPERTY. Any and all real property (the "Owned Real Property"), including that listed on Schedule 1.1.1;

           1.1.2 REAL PROPERTY LEASES. Any and all rights under leases of real property and improvements (the "Real Property Leases"), including that listed on Schedule 1.1.2 (and all of the real property subject to the Real Property Leases is referred to herein as the "Leased Real Property", and together with the Owned Real Property, as the "Real Property");

           1.1.3  PERSONAL PROPERTY.

           (a) All machinery and equipment (the "Machinery and Equipment") including that listed on Schedule 1.1.3;

           (b) All tooling (the "Tooling"), including that listed on Schedule 1.1.3(b);

           (c) All parts and furniture ("Parts and Furniture"); and

           (d) All rights under leases of equipment, vehicles or other tangible personal property (the "Personal Property Leases"), including that listed on Schedule 1.1.3(d), (and all of the personal property subject to the Personal Property Leases is referred to herein as the "Leased Personal Property");

    All of the Machinery and Equipment, Tooling, Parts and Furniture, and Leased Personal Property are referred to collectively herein as "Personal Property."

           1.1.4 VEHICLES. All automobiles and other motor vehicles (the "Vehicles"), including, without limitation, those listed on Schedule 1.1.4.

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           1.1.5  APPROVALS.  All licenses, permits, consents, authorizations, approvals, certificates and franchises of any regulatory, administrative or other government agency (all of which items are referred to as "Approvals"), including those matters listed in Schedule 1.1.5.

           1.1.6  PROPRIETARY RIGHTS.

           (a) All patents, inventions, trademarks, names, service marks, trade names, copyrights, marks, symbols, logos, franchises and permits, and all applications therefor, registrations thereof and licenses, sublicenses or agreements in respect thereof, which Dettmers owns or uses or has used or has the right to use or to which it is a party, and any filing or registration thereof with any federal, state local or regulatory authority (the "Protectable Proprietary Rights"), including those listed on Schedule 1.1.6(a)).

           (b) All trade secrets, processes, proprietary knowledge, know-how, and other processes which are not filed or registered but which constitute the confidential proprietary information of Dettmers which Dettmers uses or has used, or has the right to use (the "Confidential Proprietary Rights").

           1.1.7 CONTRACTS. All rights under contracts and agreements (other than those described in other sections of this Section 1.1) and specifically including, but not limited to purchase and sales orders, quotations, executory commitments, instruments, guaranties, indemnifications, arrangements or other understandings of Dettmers (the "Contracts"), including, without limitation, those matters listed on
       Schedule 1.1.7.

           1.1.8 RECEIVABLES. All accounts and notes receivable (the "Receivables"), including those listed on Schedule 1.1.8.

           1.1.9 DEPOSITS AND PREPAID EXPENSES. All of the deposits and prepaid expenses of Dettmers which relate to or are used in the business of Dettmers, including without limitation those deposits and prepaid expenses listed on Schedule 1.1.9 (all of which deposits and prepaid expenses are referred to as "Deposits" and "Prepaid Expenses").

           1.1.10 INVENTORY. All raw materials, supplies, component parts, work-in-process and finished goods inventory and other inventory (the "Inventory"), including that listed on Schedule 1.1.10;

           1.1.11 TERMINATION CLAIMS. All claims for termination for convenience or other claims against prime contractors, government agencies, or others with respect to the termination of contracts prior to the complete performance by Dettmers of any such contract, including without limitation such claims as are listed on Schedule 1.1.11, (all of such matters, including those listed on Schedule 1.1.11, are referred to as "Termination Claims").

           1.1.12 CASH, ETC.. All cash (including in deposit accounts or similarly liquid investments).

           1.1.13 OTHER CLAIMS. All claims, causes of action, demands and pending litigation in which Dettmers is seeking the recovery of money or equitable relief (the "Other Claims"), including those matters listed on
       Schedule 1.1.13.

           1.1.14 BOOKS AND RECORDS. All books of account, customer lists, files, papers and records normally maintained by Dettmers and a copy of all of the books of account and records of Dettmers.

           1.1.15 TELEPHONE NUMBERS. All telephone, fax, electronic mail and other numbers for communication with Dettmers, including without limitation those numbers listed on Schedule 1.1.15.

           1.1.16  GOODWILL.  All goodwill of Dettmers.

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        1.2  NON-ASSIGNMENT OF ASSETS.  To the extent that any Asset described in Section 1.1 may not be assigned or may only be assigned with the consent of a third party, then, notwithstanding anything to the contrary in this Agreement, neither this Agreement nor any action taken shall constitute an assignment or an agreement to assign such Asset; PROVIDED, HOWEVER, that in such case Dettmers will use its best efforts to obtain the consent of such party to the assignment to Buyer. If such consent is not obtained, Dettmers shall provide to Buyer the benefits of such Asset or a comparable asset in its place as a condition to the obligations of DAH and Buyer hereunder.

    2. PURCHASE PRICE. The price for the Assets (the "Purchase Price"), shall be the amount determined pursuant to this Section 2 payable to Dettmers, or its permitted assigns, as follows:

        2.1 Subject to adjustment as provided in Section 2.2, $2,200,000 of the Purchase Price shall be payable as follows: (i) $100,000 shall be paid in immediately available funds upon the execution of this Purchase Agreement; and (ii) $2,100,000 shall be paid in immediately available funds on the first business day on or after June 29, 1998 after all conditions in
    Section 6.2 have been satisfied or waived (which date is estimated to be June 30, 1998), (the actual date is referred to as the "Closing Date").

        2.2    The $2,100,000 amount payable on the Closing Date under Section
    2.1 is subject to reduction as follows: (a) to the extent that the Assets are encumbered by indebtedness or other liens (other than accounts payable to trade creditors for goods and services incurred in the ordinary course of Dettmers' business and consistent with Dettmers' current practices for payment of trade creditors), the payment shall be reduced by the aggregate value of such indebtedness or liens; and (b) to the extent that shareholders' equity in Dettmers at the Closing Date is less than shareholders' equity reported on the December 31, 1997 preliminary balance sheet of Dettmers previously delivered to DAH, the payment shall be reduced in a corresponding amount.

        2.3 On March 31 of each of the years 2000, 2001, 2002 and 2003, DAH shall pay an additional $500,000, IF as of such date the Attributed EBITDA (as defined below) for the year ended the prior December 31 is not less than $650,000 (for 1999), $800,000 (for 2000), $1,000,000 (for 2001) and
    $1,200,000 (for 2002). To the extent that the Attributed EBITDA for any such year is less than the foregoing target amounts specified, but exceeds 90% of such amount, Dettmers shall be paid a PRO RATA portion of the amount so specified for such year. No payment shall be made in respect of any such year for which the Attributed EBITDA is equal to or less than 90% of the foregoing target amounts. The payments contemplated by this Section 2.3 are not contingent on the continued employment of the Dettmers Shareholders by Buyer.

        As used herein the term "EBITDA" means 'Earnings 'Before Interest and Tax ("EBIT"), adding back to EBIT, (i) Depreciation, and (ii) Amortization (including without limitation all amortization of intangibles related to the acquisition of the Assets and all financing costs of the acquisition of the Assets). In determining EBITDA, no management fee or other charge shall be imposed by DAH. As used herein "Attributed EBITDA" means for any calendar year listed in Section 2.3, the EBITDA attributable to the Assets and included in the consolidated income statement of DAH for such year, which calculation shall be reviewed by the independent certified public accountant which renders the opinion on the financial statement of DAH for such year. The terms EBIT, Depreciation and Amortization are as defined in GAAP.

        In the event DAH requires the operations of Buyer after the Closing to undertake a project which, as a result of the lead time between R&D expenditure and expected revenue, will have a material adverse impact on EBITDA, the parties shall negotiate in good faith until they have reached an agreement with respect to a credit, if any, to the calculation EBITDA for the payments to be made pursuant to this Section 2.3.

        DAH and the Buyer shall record the purchase of the Property as net assets including goodwill.

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    3.  REPRESENTATIONS AND WARRANTIES.

        3.1 JOINTLY BY BUYER AND DAH. Buyer and DAH hereby jointly and severally represent and warrant to Dettmers that the representations and warranties of Buyer and DAH, and either of them, contained in this Agreement, including those contained in this Section 3.1, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. Buyer and DAH hereby jointly and severally represent and warrant to Dettmers the following:

           3.1.1 ORGANIZATION. Buyer and DAH are both Corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, and each have all requisite corporate power and authority to own, lease and operate their respective properties and conduct their respective businesses as now being conducted. Buyer and DAH are each duly qualified, or will be duly qualified prior to the Closing Date, to do business and in good standing in each jurisdiction listed on
       Schedule 3.1.1, are not qualified to do business in any other jurisdiction and neither the nature of the business conducted by either of them, nor the property either of them owns, leases or operates, requires either of them to qualify to do business as a foreign corporation in any other jurisdiction. Buyer and DAH have previously delivered to Dettmers complete and correct copies of Buyer's and DAH's articles of incorporation and bylaws as in effect on the date hereof.

           3.1.2 AUTHORIZATION. Buyer and DAH each have all requisite corporate power and authority to enter into this Agreement and each of the Employment Agreements to which either is a party, perform their respective obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary corporate action has been taken by Buyer and DAH with respect to the execution and delivery of this Agreement, and the Employment Agreements to which either of them is a party, and this Agreement and such Employment Agreements to which either of them is a party, constitute valid and binding obligations of Buyer and DAH, enforceable against Buyer and DAH, as the case may be, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

           3.1.3 BROKERS AND FINDERS. Except as disclosed in Schedule 3.1.3, neither Buyer, DAH nor any of their officers, directors, employees or agents (the "Purchasing Parties"), has engaged any broker or finder or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees or expenses and no broker or finder has acted directly or indirectly for the Purchasing Parties in connection with this Agreement or the transactions contemplated hereby. All of such fees, commissions or other liabilities incurred by the Purchasing Parties in connection with the transactions contemplated hereby shall be the sole responsibility of DAH.

        3.2 BY DETTMERS AND SENIOR MANAGEMENT. Dettmers and Senior Management hereby represent and warrant to Buyer and DAH that the representations and warranties of Dettmers and Senior Management contained in this Agreement, including those contained in this Section 3.2, are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date. As used in this Section 3.2, references to the "Senior Management's Knowledge" means the knowledge of Peter Dettmers and Andrew Perl. Dettmers and Senior Management hereby represent and warrant to Buyer and DAH the following:

           3.2.1 ORGANIZATION. Dettmers is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware. Dettmers has all requisite corporate power and authority to own, lease and operate its respective properties and conduct its business as now being conducted, and is duly qualified to do business and in good standing in each jurisdiction listed on Schedule 3.2.1, is not qualified to do business in any other jurisdiction, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to

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       qualify to do business as a foreign corporation in any other jurisdiction. Dettmers has previously delivered to Buyer complete and correct copies of the articles of incorporation and by-laws of Dettmers, as in effect on the date hereof, and Dettmers is not in default in the performance, observation or fulfillment of any provision of their respective organizational documents.

           3.2.2 CAPITALIZATION AND SECURITY HOLDERS. The authorized capital stock of Dettmers consists solely of 3000 shares of Common Stock, $0.01 par value ("Common Shares"); Dettmers has issued 168 Common Shares, of which 168 Common Shares are outstanding, constituting all of the issued and outstanding shares of capital stock of any class of Dettmers. All outstanding Common Shares have been validly issued and are fully paid and non-assessable and free of preemptive rights. All of the ownership interests in Dettmers are owned by the persons listed in Schedule 3.2.2.

           3.2.3 AUTHORIZATION OF DETTMERS. Dettmers has full corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party, perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby. All necessary and appropriate corporate action has been taken by Dettmers with respect to the execution and delivery of this Agreement, and the other Transaction Documents to which it is a party. This Agreement constitutes, and the other Transaction Documents to which Dettmers is party when executed and delivered will constitute, valid and binding obligations of such party, enforceable against each such party in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and moratorium laws and other laws of general application affecting the enforcement of creditors' rights generally.

           3.2.4 FINANCIAL STATEMENTS. Attached hereto as Schedule 3.2.4(a) are (i) the balance sheets of Dettmers as at December 31, 1995, 1996 and 1997 and as at March 31, 1998, and (ii) the related statements of income for the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 (all of such documents referred to collectively as the "Financial Statements"). The Financial Statements dated as of March 31, 1998 either (a) reflect the equivalent of any adjustments made in the Financial Statements dated as of December 31, 1997 or (b) have footnote disclosure to reflect the absence of such adjustments and the dollar amount of such adjustments had they been made. The Financial Statements
       (i) are true, correct and complete, subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b), (ii) have been prepared from and are in accordance with the books and records of Dettmers, (iii) have been prepared using an accrual basis method and average cost inventory cost flow assumptions, (iv) are in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis for such periods subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b), and (v) fairly present in all material respects the financial position of Dettmers as of the dates stated and the results of operations of Dettmers for the periods then ended in accordance with such practices, subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b). On the date of this Agreement and on the Closing Date, Dettmers has no material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as reflected or provided for in the balance sheets in the Financial Statements, subject to the qualifications (if any) explicitly set forth therein and in Schedule 3.2.4(b) or, if not required by GAAP to be so reflected, in Schedule 3.2.4(b). Since December 31, 1997, except as described on Schedule 3.2.4, there has been no material adverse change in the financial condition, operations, business or prospects taken as a whole of Dettmers from that set forth in the Financial Statements dated as of December 31, 1997.

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           3.2.5  COMPLIANCE WITH LAW.

           (a) Dettmers is in compliance in all material respects with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any federal, state, local or foreign court or governmental authority or instrumentality, the violation of which would be materially adverse to Dettmers or its businesses or properties.

           (b) Dettmers is compliance in all material respects with all federal, state and local laws, ordinances, rules and regulations pertaining to environmental matters, including solid waste disposal, toxic substances, hazardous substances, hazardous materials, hazardous waste, toxic chemicals, pollutants, contaminants and air or water pollution and to the storage, use, handling, transportation, discharge and disposal (including spills and leaks) of gaseous, liquid, semi-solid or solid materials. Neither Dettmers nor, to Senior Management's Knowledge, any third party has disposed or discharged any chemicals, oil or solid wastes on any part of the Real Property or on any other property owned, operated, leased or used by Dettmers. There are no underground storage tanks located on any part of the Real Property or any other property owned, operated, leased or used by Dettmers, except as disclosed on Schedule 3.2.5(b).

           (c) Schedule 3.2.5(c) contains a complete and accurate list of all material Permits. Each of such Permits is currently valid and in full force and effect and assignable to Buyer, and the closing of and the transactions contemplated by this Agreement will not result in the termination of any Permit. Such Permits listed on such schedule constitute all material franchises, licenses, permits, consents, authorizations, approvals, and certificates of any regulatory, administrative or other agency or body necessary for the conduct of the business of Dettmers. Dettmers is not in violation of any of such Permits and there is no pending or threatened proceeding which could result in the revocation, cancellation or inability of Dettmers to renew or transfer any such Permit which is material to its business. Without limiting the foregoing, no consents, authorizations, approvals or similar agreements or acquiescence is required from any issuer or regulator of any Permit to any of the transactions contemplated hereby, except to the extent listed on Schedule 3.2.5(c).

           (d) To Senior Management's Knowledge, except as set forth in Schedule 3.2.5(d), Dettmers is not under investigation with respect to, or is currently subject to a charge of, or under notice of any violation of, any applicable law.

           3.2.6 PROPRIETARY RIGHTS. The sale by Dettmers contemplated hereby, ownership by Buyer of any of the Assets and, to Senior Management's Knowledge, the business of Dettmers as conducted prior to the Closing Date, except as disclosed on Schedule 3.2.6, was not, is not and will not infringe or be in contravention of any trade name, service mark, patent, trademark, copyright or other proprietary right of any third party.
       Schedule 3.2.6 sets forth all of the Proprietary Rights and Registrations owned or used by Dettmers. None of the Proprietary Rights are registered with any governmental or regulatory authority except as set forth on
       Schedule 3.2.6.

           The amount of each of the royalties and license fees presently paid by or on behalf of Dettmers in the ordinary course of its business is listed in Schedule 3.2.6.

           3.2.7 RESTRICTIVE DOCUMENTS OR LAWS. With the exception of the matters listed on Schedule 3.2.7, Dettmers is not bound under any (and, to Senior Management's Knowledge, there is no) pending, proposed or threatened regulation, certificate, mortgage, lien, lease, agreement, contract, instrument, law, vote, order, judgment or decree, or any similar restriction not of general application which materially restricts or otherwise adversely affects, or reasonably could be expected to materially restrict or otherwise adversely to affect (a) the consummation of the transfers of the Assets to Buyer and the other transactions contemplated in this Agreement or (b) in any material respect: (i) the condition, financial or otherwise, of Dettmers or any material

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       part of the Assets; or (ii) the continued operation by Buyer of the business of Dettmers after the
       Closing Date on substantially the same basis as said business was theretofore operated.

           3.2.8 REAL PROPERTY. Schedule 3.2.8 contains complete and accurate legal descriptions of each parcel of Real Property and a list of all Real Property Leases identifying the Leased Real Property leased thereunder; and Dettmers owns, leases, uses or licenses no real property interests other than as are listed on such schedule. The Real Property includes all such interests now owned or used by Dettmers and material to the operation of its business as presently conducted. All such properties are held free and clear of all mortgages, pledges, liens, security interests and encumbrances, and material restrictions of any nature whatsoever, except as listed on Schedule 3.2.8.

           Except as set forth in Schedule 3.2.8, all real property and each building and structure owned or used by Dettmers, and material to the operation of its business as presently conducted, is suitable for the purpose or purposes for which it is being used, and is in all material respects in such condition and repair as to permit the continued operation of said business. To Senior Management's Knowledge, none of such real property, buildings or structures is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. To Senior Management's Knowledge, there are no material structural defects in the exterior walls or the interior bearing walls, the foundation or the roof of any plant, building, garage or other such structure owned, leased or used by Dettmers and the electrical, plumbing and heating systems, and the air conditioning system, if any, of any such plant, building, garage or structure are in reasonable operating condition in light of their age and prior use. To Senior Management's Knowledge, the utilities servicing the real property owned, leased or used by Dettmers are adequate to permit the continued operation of the business of Dettmers and to Senior Management's Knowledge, there are no pending zoning, condemnation or eminent domain proceedings, building, utility or other moratoria, or injunctions or court orders which would materially effect such continued operation. Schedule 3.2.8 lists, and Dettmers has furnished or made available to Buyer copies of, all engineering, geologic and environmental reports prepared by or for Dettmers with respect to the real property owned, leased or used by Dettmers.

           3.2.9 PERSONAL PROPERTY. Schedule 3.2.9 contains complete and accurate descriptions of, Dettmers' Machinery, Equipment, Tooling and Vehicles. Except as set forth in Schedule 3.2.9, and except with respect to personal property leased pursuant to the Personal Property Leases, Dettmers has good, valid and marketable title to all of its property which is personal property of every kind, nature and description, tangible or intangible, and wherever located, including all property and assets which are personal property shown or reflected on the March 31, 1998 Balance Sheet. Schedule 3.2.9 contains a complete and accurate description of all Personal Property Leases to which Dettmers is party or which Dettmers uses in its business. The Property which is personal property constitutes all material personal property now used in and necessary for the conduct of the business of Dettmers as presently conducted, all of which is held free and clear of all mortgages, pledges, liens, security interests, encumbrances and material restrictions of any nature whatsoever, except as listed on Schedule 3.2.9.

           Except as listed on Schedule 3.2.9, no financing statement under the Uniform Commercial Code or similar law naming Dettmers as debtor has been filed in any jurisdiction, and Dettmers is not a party to or bound under any agreement or legal obligation authorizing any party to file any such financing statement. Except as set forth on Schedule 3.2.9, all Machinery and Equipment and other tangible personal property owned or used by Dettmers and material to the operation of the business as presently conducted is suitable for the purpose or purposes for which it is being used, and is in all material respects in such condition and repair as to permit the continued operation of said business. None of the Machinery or Equipment is in need of maintenance or

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       repairs in any material respect except for ordinary, routine maintenance and repairs necessary to permit the operation of said business.

           3.2.10 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.2.10, the operations of Dettmers meet the requirements of all occupational health and safety acts and all environmental laws and regulations of all federal, state and local governmental or regulatory bodies having jurisdiction over Dettmers. Without limiting the generality of the foregoing, and by way of example only, except as set forth on
       Schedule 3.2.10:

           (a) There has not been, and is not occurring, any Release of any Hazardous Substance on any real property owned, operated, leased or used by Dettmers. For purposes of this Agreement, the terms "Release" and "Hazardous Substance" shall have the same meanings as those terms are given in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), except that for purposes of this Agreement petroleum (including crude oil or any fraction thereof) shall be deemed a Hazardous Substance.

           (b) Dettmers has not ever sent a Hazardous Substance to a site which, pursuant to CERCLA or any similar state law, (A) has been placed, (or to Senior Management's Knowledge, is proposed to be placed, or may in the future be placed,) on the "National Priorities List" of hazardous waste sites or on any similar list of any federal, state or local governmental agency, including the Comprehensive Environmental Response, Compensation and Liability System list for potential hazardous waste sites, or (B) is subject to a claim, an administrative order or other request to take "removal" or "remedial" action (as defined under CERCLA) or to pay for any costs relating to such site.

           (c) Dettmers has not ever been or is currently in violation of any provision of the Toxic Substances Control Act or the regulations promulgated thereunder.

           (d) Dettmers is not involved in any suit or has received notice of any claim relating to personal injuries from exposure to Hazardous Substances.

           3.2.11  BROKERS, FINDERS.  Except as disclosed on Schedule 3.2.11,
       (a) the transactions contemplated herein were not submitted to Dettmers nor any of its officers, directors, employees or Shareholders or their respective agents (the "Selling Parties") by any broker or other person entitled to a commission or finder's fee thereon, and were not with the consent of the Selling Parties submitted to DAH by any such broker or other person; (b) none of the Selling Parties has engaged any broker or finder or incurred or taken any action which may give rise to any liability against Dettmers or the Property for any brokerage fees, commissions, finders fees or similar fees or expenses, and no broker or finder has acted directly or indirectly for the Selling Parties in connection with this Agreement or the transactions contemplated hereby; and (c) no investment banking, financial advisory or similar fees have been incurred or are or will be payable by the Selling Parties in connection with this Agreement or the transactions contemplated hereby. All of such fees, commissions or other liabilities incurred by any of the Selling Parties in connection with the transactions contemplated hereby shall be the sole responsibility of the Dettmers Shareholders; and none of the Assets of Dettmers have been or shall be applied to pay the same.

           3.2.12 LEGAL PROCEEDINGS, ETC. Except as set forth on Schedule 3.2.12, there is no claim, litigation, action, suit or proceeding, administrative or judicial, filed, pending, or to Senior Management's Knowledge, threatened against Dettmers, or involving the Assets, this Agreement or the transactions contemplated hereby, at law or in equity, before any federal, state or local court or regulatory agency, or other governmental authority, including any unfair labor practice or grievance, proceedings or claim, which although disclosed on Schedule 3.1.12 would have a material adverse effect on the business or assets of Dettmers. To Senior Management's knowledge, there is no basis upon which such claim, litigation, action, suit or proceeding would reasonably be brought or initiated. Except as set forth in Schedule 3.2.12, Dettmers is not subject to any judgment, order or decree, or, to Senior Management's Knowledge, any governmental restriction applicable to Dettmers which has a reasonable probability of having a Material Adverse Effect. As used herein, "Material Adverse Effect" means any material adverse change in the business operations (as presently conducted or proposed to be conducted), assets, properties or rights, prospects or condition (financial or otherwise) of Dettmers, or any occurrence, circumstance, or combination thereof which reasonably could be expected to result in any such material adverse change, or which materially adversely affects the ability of Dettmers to conduct business in any area, or of Buyer to continue the business of Dettmers as presently conducted.

           3.2.13 NO CONFLICT OR DEFAULT. Neither the execution and delivery of this Agreement or any other Transaction Document, nor compliance with the terms and provisions hereof or thereof, including the consummation of the transactions contemplated hereby and thereby, will (a) violate in any material respect any statute, regulation or ordinance of any governmental authority, or (b) conflict with or result in the breach of any term, condition or provision of the articles of incorporation or bylaws of Dettmers, or (c) to Senior Management's Knowledge, conflict with or result in the breach of any term, condition or provision of any agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument, to which Dettmers is a party or by which such party or any part of the Assets are or may be bound, or (d) constitute a material default (or an event which with the lapse of time or the giving of notice, or both, would constitute a material default) under any such agreement, deed, contract, mortgage, indenture, writ, order, decree, legal obligation or instrument thereunder, or (e) result in the creation or imposition of any material lien, charge or encumbrance, or to Senior Management's Knowledge, any other material restriction of any nature whatsoever with respect to any part of the Property, or (f) give to others any interest or rights, including rights of termination, acceleration or cancellation in or with respect to any part of the Property or the business of Dettmers which would have a Material Adverse Effect thereon.

           3.2.14 LABOR RELATIONS. Schedule 3.2.14 sets forth all collective bargaining or other labor agreements to which Dettmers is bound and which covers Dettmers employees. Dettmers has previously delivered to Buyer true, correct and complete copies of each such agreement. There is no labor strike, dispute, slowdown or stoppage, or petition for certification actually pending or, to Senior Management's Knowledge, threatened against or involving Dettmers, nor, to Senior Management's Knowledge, any union organizing campaign pending or threatened. Schedule
       3.2.14 sets forth all pending grievances and arbitration proceedings against Dettmers arising out of or under a collective bargaining or other labor agreement. No collective bargaining or other labor agreement is currently being negotiated by or on behalf of Dettmers. With respect to the business of Dettmers, Dettmers has not experienced any work stoppage or other material labor difficulty over the past three years. Except for the employment contract with Pam Courtnery there is no obligation of Dettmers to any employee or any person employed by Staff Leasing assigned to Dettmers except for an "at will" relationship. No agreement which is binding on Dettmers restricts it from relocating or closing any or all of its operations.

           3.2.15  EMPLOYEE BENEFIT PLANS.

           (a) Except as set forth in Schedule 3.2.15, Dettmers does not currently sponsor, maintain or contribute to, nor within the past 3 years sponsored, maintained or contributed to, any pension, retirement, profit-sharing, deferred compensation, bonus, stock option or other incentive plan, or any other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any such employee benefit plan is otherwise exempt from the provisions of ERISA, and whether or not formal or informal, written or oral, and whether or not legally binding. All such plans are fully funded through the date of this Agreement or amounts sufficient to fully fund contributions to such plans through the Closing Date are reserved for in the March 31, 1998 Financial Statements. All such plans, funds or programs sponsored, maintained or contributed to by Dettmers currently or within the past 3 years, whether or not listed on Schedule 3.2.15, are hereinafter referred to as the "Employee Benefit Plans"). For the purpose of this Section 3.2.15, the term "Dettmers" shall include all "entities" of Dettmers, whether or not incorporated, with which it would be treated as a single employer for purposes of Sections 414(b), (c) or (m) of the Internal Revenue Code (the "Code").

           (b) As of the Closing Date, no entity that may be regarded as under common control with Dettmers pursuant to Section 414 of the Code shall have incurred any unsatisfied liability under Title IV of ERISA or
       Section 4980 of the Code, nor shall any such entity have become subject to a lien pursuant to Section 412(n) of the Code.

           (c) Full payment has been made of all amounts which Dettmers is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which it is a party, to have paid as contributions to, or benefits under, any Employee Benefit Plan as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. Dettmers has made adequate provision in its financial statements for liabilities to meet current contributions or benefit payments.

           (d) Dettmers has performed all obligations required to be performed by it under the Employee Benefit Plans. Dettmers has not engaged in any transaction with respect to the Employee Benefit Plans which would subject it, Buyer or DAH to a tax, penalty or liability for a prohibited transaction under section 406, 407 or 502(i) of ERISA or Section 4975 of the Code, nor have any of Dettmers' directors, officers, partners, employees or agents, to the extent they or any of them are fiduciaries with respect to such Employee Benefit Plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or which would result in any claim being made under or by or on behalf of any such Employee Benefit Plans by any party with standing to make such claim. Dettmers will not have any plan or commitment, whether formal or informal, written or oral, and whether or not legally binding, to modify or change any Employee Benefit Plan in any material manner prior to the Closing Date. Dettmers and any "administrator(s)" (as described in Section 3(16)(A) of ERISA) of the Employee Benefits Plans have complied in all material respects with the applicable requirements of ERISA, the Code and all other statutes, orders, rules or regulations, specifically including material compliance with all reporting and disclosure requirements of Part 1 of Title 1 of ERISA and of the Code in a timely and accurate manner, and no penalties have been or will be imposed, nor is Dettmers or any administrator liable for any penalties imposed, under ERISA, the Code or otherwise with respect to the Employee Benefit Plans or any related trusts. Dettmers is not delinquent in the payment of any federal, state or local taxes with respect to the Employee Benefit Plans. There is no pending litigation, arbitration, or disputed claim, settlement adjudication or proceeding with respect to the Employee Benefit Plans, and neither Dettmers nor any administrator is aware of any threatened litigation, arbitration or disputed claim, adjudication proceeding, or any governmental or other proceeding, or investigation with respect to the Employee Benefit Plans or with respect to any fiduciary or administrator thereof (in their capacities as such), or any party-in-interest thereto (with respect to their relationship as such). There is no "defined benefit plan" within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA to which Dettmers has been a party or has been required to make any contributions at any time during the last ten years. There is no "multiemployer plan" within the meaning of
       Section 3(37) of ERISA to which Dettmers has been a party or has been required to make any contributions at any time during the last ten years.

           (e) Dettmers has delivered or caused to be delivered to Buyer and DAH prior to the Closing, true, accurate and complete copies of (A) all Employee Benefit Plans and any related trust agreements, custodial agreements, investment management agreements, insurance contracts or policies, and administrative service contracts, all as in effect, together with all amendments thereto which will become effective at a later date; (B) the latest Summary Plan Description and any modifications thereto for each Employee Benefit Plan requiring same under ERISA; (C) the Summary Annual Report for the current and prior fiscal years for each Employee Benefit Plan requiring same under ERISA; (D) each Form 5500 and/or Form 990 series filing (including required schedules and financial statements) for the current and prior fiscal years for each Employee Benefit Plan required to file such form; and (E) the most recent actuarial evaluation, analysis or other report issued with respect to any Employee Benefit Plan. Neither Dettmers nor any officer, partner, employee, representative or agent of Dettmers has made any written or oral representations or statements to any current or former employees, dependents, participants or beneficiaries or other persons which are inconsistent in any material manner with the provisions of these documents.

           (f) With respect to any of Dettmers' employee welfare plans (as defined in Section 3(1) of ERISA and including those Employee Benefits Plans which qualify as such) which are "group health plans" under Section 4980B of the Code and Section 607(1) of ERISA and related regulations (relating to the benefit continuation rights imposed by the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"), as amended to date), there has been timely compliance in all material respects with all requirements imposed thereunder, as and when applicable to such plans, so that Dettmers has not (nor will incur any) loss, assessment, penalty, loss of federal income tax deduction or other sanction, arising on account of or in respect of any failure to comply with any COBRA benefit continuation requirement, which is capable of being assessed or asserted directly or indirectly against such party, or against Buyer or DAH or any of their respective subsidiaries or other member of Buyer's corporate control group, with respect to any such plan. Dettmers has no obligation to provide medical benefits to any former employee, except as required by COBRA.

           (g) No Employee Benefit Plan maintained by Dettmers which is a "welfare plan" within the meaning of Section 3(1) of ERISA provides benefits to employees after termination of employment, except as required by Section 4980B of the Code.

           3.2.16 CONTRACTS AND COMMITMENTS. Schedule 3.2.16 is a list of all of the Contracts to which Dettmers is a party and which involve the payment by or to Dettmers in the aggregate of $50,000 or more (per contract) during any year. Dettmers has previously delivered to Buyer correct and complete copies of each such Contract. The Real Property Leases, the Personal Property Leases and the Contracts listed on Schedule 3.2.16, taken together, constitute all of the contracts, agreements, contract rights, leases, license agreements, franchise rights and agreements, policies, purchase and sales orders, quotations and executory commitments, instruments, guaranties, indemnifications, arrangements, obligations and understandings (written or oral), involving the payment by or to Dettmers, in the aggregate of $50,000 or more (per contract) during any year, necessary to the conduct of the business of Dettmers as presently conducted.

           All of the Real Property Leases, the Personal Property Leases and the Contracts are valid and binding, in full force and effect and enforceable against Dettmers in accordance with their respective provisions. Dettmers has not assigned, mortgaged, pledged, encumbered, or otherwise hypothecated any of its right, title or interest under any Real Property Lease, any Personal Property Lease, or any Contract. Neither Dettmers nor, to Senior Management's Knowledge, any other party thereto is in material violation of, in default in respect of, nor has there occurred an event or condition which, with the passage of time of giving of notice (or both) would constitute a material violation or default of, any Real Property Lease, any Personal Property Lease, or any

       Contract, and, to Senior Management's Knowledge, there are no facts or circumstances which would reasonably indicate that Dettmers (or any other party) will be or may be in material violation of or in default in respect of any Real Property Lease, any Personal Property Lease, or any Contract, subsequent to the date hereof. Without limiting the foregoing, no consents, authorizations, approvals or similar agreements or acquiescence is required from any party under any Contract, Real Property Lease or Personal Property Lease to any of the transactions contemplated hereby, except to the extent listed on Schedule 3.2.16 hereof, and each of such consents will be delivered to DAH on the Closing Date. No notice has been received by Dettmers claiming any such default or indicating the desire or intention of any other party thereto to amend, modify, rescind or terminate the same to the extent that it would have a Material Adverse Effect on the business or assets of Dettmers.

           3.2.17 ACCOUNTS RECEIVABLE, ETC.. All of the Receivables of Dettmers are set forth on Schedule 3.2.17, together with the value thereof. All such Receivables and Prepaid Expenses, together with any additional Receivables and Prepaid Expenses arising between the date hereof and the Closing Date (in each case net only of such allowances for doubtful accounts as are disclosed on the March 31, 1998 Balance Sheet),
       (a) are or will be valid and subsisting, (b) represent or will represent sales actually made, (c) arose or will arise in the ordinary and usual course of the business of Dettmers, (d) except as set forth on Schedule 3.2.17, to the extent not collected prior to the Closing Date, will be due and enforceable according to their terms within 90 days after the date of the initial invoice therefor, and (e) are not and (except as may be caused by Buyer) will not be subject to any material counterclaim, set-off, defense, lien, charge or encumbrance of any nature. There has not been any material adverse change in the collectibility of the Receivables of Dettmers since March 31, 1998. Buyer will use diligent efforts to collect the Receivables.

           3.2.18 INVENTORIES. Schedule 3.2.18 completely and accurately lists all raw materials, supplies, parts, work-in-process, and finished goods inventory and other inventory owned by Dettmers and the accurate cost of such inventory as of March 31, 1998. Except as set forth in Schedule
       3.2.18 and except for amounts which in the aggregate are not material, all such inventories (i) consist of a quality and quantity usable and saleable in the ordinary and usual course of business, except for items of obsolete materials and materials of substandard quality, all of which have been written off or written down on the books of Dettmers to net realizable value prior to March 31, 1998 and (ii) have been priced at the lower of cost or market on a FIFO basis. The quantities of all material portions of each type of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable and warranted in the present circumstances of Dettmers; and all material portions of work-in-process and finished goods inventory is free of any material defect or other deficiency.

           3.2.19 BACKLOG. All unfilled orders to purchase goods and services of Dettmers are set forth in Schedule 3.2.19 and are firm and binding commitments (subject to cancellation rights set forth therein) of the respective purchasers (assuming that each such purchaser has properly authorized the same by all requisite acts and has properly executed and delivered a purchase order, which assumption, to Senior Management's Knowledge, is the case) to purchase the goods or services indicated.

           3.2.20 BOOKS OF ACCOUNT: RECORDS. Except for the qualifications (if any) explicitly set forth therein or in Schedule 3.2.20 the general ledgers, books of account and other financial records of Dettmers are complete and correct, have been maintained in accordance with good business practices, and the matters contained therein are appropriately and accurately reflected in the Financial Statements.

           3.2.21 MANAGERS, EMPLOYEES AND COMPENSATION. Schedule 3.2.21 sets forth the name of all managers and engineers of Dettmers, their respective terms of office, the total salary, bonus payments, fringe benefits and perquisites each received in each of the calendar years ending December 31, 1995, 1996 and 1997 (or, if briefer, during their tenure of employment with Dettmers and any affiliate thereof), and changes to the foregoing which have occurred since December 31, 1997, together with the professional background of each manager and engineer for the last 5 years (as disclosed to Dettmers by such employee and, to Senior Management's Knowledge, correctly and completely); such Schedule also lists and describes the current base salary, bonus payments, fringe benefits and perquisites of any other employee, agent or representative of Dettmers whose total current salary, bonus or other compensation exceeds $50,000 annually during any of the calendar years ending December 31, 1995, 1996 or 1997, and changes to the foregoing since December 31, 1997. There are no other material forms of compensation paid to any such director, officer or employee of Dettmers. The provisions for wages and salaries accrued on the March 31, 1998 Balance Sheet are adequate for salaries and wages, including accrued vacation pay, for the period up through the date thereof, and Dettmers has accrued on its books and records all obligations to pay wages and salaries and other compensation to its employees, including, but not limited to, vacation pay and sick pay, and all commissions and other fees payable to agents, salesmen and representatives. Dettmers has filed any and all payroll tax returns, and paid all payroll taxes due for any and all employees due through the Closing Date.

           Except as set forth on Schedule 3.2.21, Dettmers has not become obligated, directly or indirectly, to any shareholder, director, officer or partner of Dettmers or any member of their families, except for current liability for employment compensation. Except as set forth on
       Schedule 3.2.21, no shareholder, director, officer, partner, agent or employee of Dettmers holds any position or office with or has any financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has transactions with Dettmers. Neither Dettmers nor, to Senior Management's Knowledge, any third party, has taken any action with respect to any shareholder, director, officer, partner, employee or representative of Dettmers to attempt to induce or which would influence any such person not to become associated with Buyer from and after the Closing Date or from serving Buyer in a capacity similar to the capacity presently held. Except to the extent as may have been previously disclosed to DAH by Dettmers in writing, no employee of Dettmers, to Senior Management's knowledge, has a present intention to leave the employ of Dettmers or has taken any action directed towards leaving the employ of Dettmers. Except as set forth on
       Schedule 3.2.21, to Senior Management's Knowledge, no former officer or employee of Dettmers is currently or intends to enter into competition with the business of Dettmers.

           3.2.22 CREDIT TERMS: PRODUCT WARRANTIES. Schedule 3.2.22(a) sets forth all of the standard terms and conditions of credit and discounts given by Dettmers to its customers in the usual and ordinary course of its business and a list of all transactions pending where there is a material departure therefrom. There has been no material change in the aggregate amount of losses and expenses incurred by reason of allowances, customer dissatisfaction or liabilities arising under Dettmers's warranties and guarantees during the three years ended December 31, 1997; and there has been no material adverse change in that experience since said date. Except as set forth on Schedule 3.2.22(b), (i) there have been no recalls of Dettmers product, (ii) to the knowledge of Senior Management, there is no Dettmers product which is either defective or likely to experience a failure rate materially greater than the average for Dettmers' products over the three year period ended December 31, 1997, and (iii) Dettmers has conducted all qualification inspections and quality conformance inspections required by the specifications for products of Dettmers included on qualified products lists in material compliance with the requirements of such specifications, and all products shipped have been in material conformance with such specifications.

           3.2.23 CONTRACTS WITH AFFILIATES. Any contract, commitment, lease, permit or other instrument, agreement, understanding or obligation (written or oral) between Dettmers and any affiliate of Dettmers or any officer thereof is described on Schedule 3.2.23 hereto, and is the equivalent of an "arms-length" transaction with a third party (except to the extent otherwise described in Schedule 3.2.23).

           3.2.24  GOVERNMENT CONTRACTS.

           (a) For purposes of this Section 3.2.24, (i) the term "Government" means any agency, division, subdivision, audit group, or procuring office of the federal government, including the employees or agents thereof;
       (ii) the term "Government Contract" means any prime contract, subcontract, basic ordering agreement, letter contract, purchase order or delivery order of any kind, including all amendments, modifications and options thereunder or relating thereto, between Dettmers and any of the Government, any prime contractor of the Government, any subcontractor of such a prime contractor or any subcontractor of another subcontractor, however far removed from the prime contractor such subcontractor may be,
       (x) currently in force, or (y) which, within the three years preceding the date of this Agreement, expired or were terminated, or (z) for which final payment was received within the three years preceding the date of this Agreement; and (iii) the term "Bid" means any outstanding quotation, bid or proposal submitted by Dettmers to the Government, any proposed prime contractor of the Government, or any proposed subcontractor.

           (b) Dettmers is not a party to any Government Contract and has not submitted any Bids which have not expired.

           (c) Except as set forth in Schedule 3.2.24, (i) no show cause notices, cure notices, or terminations have been issued against Dettmers with respect to any Government Contract; (ii) no negative determinations of responsibility have been issued against Dettmers with respect to any Bid and (iii) neither the Government, any prime contractor nor any subcontractor has notified Dettmers, either orally or in writing, that it is in breach or violation of any provision of any Government Contract, any certification or representations with respect thereto, or any statutes and regulations applicable thereto.

           (d) Dettmers is not undergoing and has not undergone any audit, and has no knowledge or reason to know of any basis for impending audits in the future, arising under or relating to any Government Contract except as set forth in Schedule 3.2.24.

           3.2.25 SOLVENCY. The total assets of Dettmers exceed its total liabilities; and Dettmers generally is able to perform its financial obligations as performance thereof becomes due.

           3.2.26 INSURANCE. Schedule 3.2.26 is a true, correct and complete list of all insurance policies and bonds in force in which Dettmers is named as an insured party, as respects the business of Dettmers, or for which Dettmers has been charged or has paid any premiums; all of which are currently in full force and Dettmers has not received any notice from any such insurer with respect to the cancellation of any such insurance. Dettmers has previously delivered correct and complete copies of all such policies to DAH. Dettmers will continue all of such insurance in full force and effect up to and including the Closing Date. All premiums due and payable on such policies have been paid. Dettmers is not a co-insurer under any term of any insurance policy.

           3.2.27  BANK ACCOUNTS, DEPOSITORIES AND POWERS OF ATTORNEY.  Schedule
       3.2.27 is a true, correct and complete list of the names and locations of all banks or other depositories in which Dettmers maintains accounts or safe deposit boxes, and the names of the persons authorized to draw thereon, borrow therefrom or have access thereto. No person or entity holds a power of attorney on behalf of Dettmers.

           3.2.28 UNDISCLOSED LIABILITIES. Except as disclosed on Schedule 3.2.28, Dettmers has no liability or obligation of any nature individually in the amount of $50,000 or in the aggregate in the amount of $100,000 (whether liquidated, unliquidated, accrued, absolute, known or unknown, contingent or otherwise and whether due or to become due) except:

           (a) those set forth or reflected in the March 31, 1998 Balance Sheet which have not been paid or discharged since the date thereof;

           (b) those arising under agreements or other commitments expressly identified in any Schedule hereto; and

           (c) current liabilities incurred in, or as a result of, the conduct of its business in the ordinary and usual course consistent with past practice since March 31, 1998, which are completely and accurately reflected on its books and records and which are not inconsistent with the other representations, warranties and agreements of Dettmers set forth in this Agreement.

           3.2.29 TAXES. Except as set forth on Schedule 3.2.29, Dettmers has filed, when due, all federal, state, local and foreign tax returns and tax reports. All amounts payable pursuant to such returns by Dettmers through the Closing Date have been paid, or will be timely paid and are adequately provided for in the March 31, 1998 Financial Statements. All such returns and reports are true and correct and, except as disclosed on
       Schedule 3.2.29, none of them have been amended. Schedule 3.2.29 sets forth the dates and any results of any and all audits of any tax returns of Dettmers (whether pending or completed) performed by federal, state, local or foreign taxing authorities; and no waivers of any statutes of limitation have been made or requested in connection therewith. No deficiency for any material amount of tax has been asserted or assessed by any taxing authority against Dettmers. All estimated tax payments have been made except as reserved for in the Balance Sheet included in the March 31, 1998 Financial Statements, and there will not be any amount owing by Dettmers for taxes, penalties or interest.

           3.2.30  ABSENCE OF CERTAIN CHANGES IN EVENTS.  Except as set forth on
       Schedule 3.2.30, since March 31, 1998, there has not been:

           (a) Any Material Adverse Effect;

           (b) Any transaction entered into or carried out by Dettmers other than in the ordinary and usual course of business;

           (c) Any borrowing or agreement to borrow funds; any incurring of any assumption, guarantee or other obligation or liability, contingent or otherwise; or any assumption or performance of any loan or obligation of any other entity, except (i) current liabilities incurred in the usual and ordinary course of business or (ii) otherwise, those in an amount not exceeding in the aggregate $50,000 at any one time outstanding;

           (d) Any material change made by Dettmers in the methods of doing business, or other than such changes required by GAAP, any change in the accounting principles or practices of Dettmers with respect to any of the Financial Statements or the method of application of such principles or practices;

           (e) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to any of the Assets, Real Property or Personal Property);

           (f) Any sale, lease or other disposition of or any agreement to sell, lease or otherwise dispose of any of the Property or Assets of Dettmers, other than sales of finished goods in the usual and ordinary course of business and at Dettmers's scheduled prices or the prices specified in Contracts copies of which have previously been delivered to DAH;

           (g) Any purchase of, or any agreement to purchase, capital assets for an amount in excess of $50,000 for any one such purchase, or $100,000 for all such purchases made by Dettmers; or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by Dettmers exceeding an aggregate of $50,000 for any one lease or $100,000 in the aggregate;

           (h) Any loan or advance made by Dettmers to any individual, firm, corporation or other entity except for advances not material in amount made in the usual and ordinary course of business to employees; or

           (i) Any other event or condition of any character which has had a Material Adverse Effect or may reasonably be expected to result in a Material Adverse Effect.

           3.2.31 USE OF NAME. Without limiting the effect of Section 1.1.6(a) hereof, Dettmers owns the names "Dettmers Industries, Inc." and "Dettmers", and any related trademarks and trade names, free and clear and, to Senior Management's Knowledge, without any restrictions or limitations on their use, acknowledges that Buyer plans to operate the Assets under the same or similar corporate names immediately after the Closing Date, and unconditionally consents to such use for such duration as DAH may at its sole option elect.

           3.2.32 COMPLETE DISCLOSURE. No representation or warranty made by Dettmers and the Dettmers Shareholders in this Agreement, and no exhibit, schedule, statement, certificate or other information furnished to Buyer by or on behalf of the Dettmers Shareholders, Dettmers or its officers pursuant to this Agreement, or in connection with the transactions contemplated hereby or thereby, contains or will contain, any untrue statement of a material fact or omits or will omit to state a material fact necessary in light of the circumstances to make the statements contained herein and therein not misleading.

    The Schedules to this Agreement identified in this Agreement as Schedules of Dettmers and the Dettmers Shareholders have been prepared by and at the exclusive direction of Dettmers and the Dettmers Shareholders. The mechanical assistance of DAH and Buyer in the physical preparation of the Schedules is not and will not be asserted by either Dettmers or the Dettmers Shareholders as preparation of the Dettmers and Dettmers Shareholders Schedules by DAH and/or Buyer.

    4.  ASSUMPTION OF CERTAIN LIABILITIES; NO ASSUMPTION OF OTHER LIABILITIES.

        4.1    On the Closing Date, Buyer will assume:

           4.1.1 ACCOUNTS PAYABLE. All accounts payable for current purchases by Dettmers outstanding as of the Closing Date; PROVIDED, HOWEVER, that Buyer shall not assume the obligation to pay any vendor to Dettmers with whom Dettmers has a dispute as to the amount of the account payable. A schedule of the accounts payable of Dettmers as of March 31, 1998 is attached as Schedule 4.1.1;

           4.1.2 ACCRUED OPERATING EXPENSES. All accrued operating expenses which were incurred by Dettmers in the ordinary course of business and which are reflected as a liability on the balance sheet for Dettmers as of the Closing Date. Attached as Schedule 4.1.2(a) is a balance sheet as at March 31, 1998 and the general ledger for Dettmers as of said date, a copy of which is attached as Schedule 4.1.2(b).

           4.1.3 OPERATING LEASE(S). The leases specified on Schedule 1.1.2; together with the written consents of the lessors of such property to the assignment of the leases to Buyer, each dated no less than 1 day prior to the Closing Date.

           4.1.4 OPEN PURCHASE CONTRACTS. The obligation of Dettmers as purchaser to perform all purchase contracts in existence on the Closing Date which were incurred by Dettmers in the ordinary course of business.

           4.1.5  CURRENT LIABILITIES FROM OPERATIONS IN THE ORDINARY
       COURSE. Those obligations of Dettmers which have been incurred from and after March 31, 1998 in the ordinary course of business and which are expressly permitted by the affirmative covenants and not prohibited by the negative covenants set forth in Section 5.2 of this Agreement.

           4.1.6 WARRANTY OBLIGATIONS. To the extent of $25,000 per year, the obligation to provide warranty work provided to the customer in any sales agreement of Dettmers.

           4.1.7 ROYALTIES AND LICENSE FEES. To the extent of Royalties for Patents and License Fees specified in Schedule 4.1.7, the Royalties and License Fees which appear on said Schedule.

           4.1.8 VACATION, SICK LEAVE AND PENSION BENEFITS. To the extent reserved for in the balance sheet as of March 31, 1998, or to the extent of assets transferred with respect to pension liabilities, to pay for vacation time, sick leave and to provide pension benefits, in each case to the extent specified on Schedule 4.1.8.

           4.1.9 EMPLOYMENT CONTRACTS. Subject to modification to delete the obligation in Section 2.4 thereof, Buyer shall assume the Employment Agreement of Pamela Courtney dated January 1, 1998. Neither Buyer nor DAH shall assume any other employment contract.

        4.2 LIABILITIES NOT ASSUMED. With the exception of the liabilities assumed pursuant to Section 4.1, Buyer shall not by the execution or performance of this Agreement, or otherwise, assume or otherwise be responsible for any liability or other obligation of Dettmers or any affiliate thereof of any kind, nature or description, whether such liability or obligation is mature or not, liquidated or unliquidated, fixed or contingent, known or unknown, whether arising out of occurrences prior to, at or after the date of this Agreement, including without limitation, those arising from the current employment and compensation arrangements of Dettmers through Staff Leasing for the staff of Dettmers, breach of contract, breach of any warranty, infringement, fraud, violation of any law, rule or regulation, or out of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or other demand.

    5.  COVENANTS.

        5.1  COVENANTS OF BUYER.

           5.1.1 PAYMENT AND PERFORMANCE OF ASSUMED LIABILITIES. From and after the Closing Date, Buyer shall pay and perform the liabilities assumed pursuant to Section 4.1 in the ordinary course of its business in accordance with Buyer's standard business practices.

           5.1.2 HOLD HARMLESS. DAH and Buyer agree to indemnify and hold harmless Dettmers and the Dettmers Shareholders from any liabilities to third parties arising from the operations or business of Dettmers on and after the consummation of the transactions contemplated herein on the Closing Date, except to the extent caused by the actions, gross negligence or willful misfeasance of Dettmers.

           5.1.3 DUTY TO COLLECT ACCOUNTS RECEIVABLE . Buyer and DAH shall use their best efforts to collect accounts receivable outstanding at the Closing Date. As used in this Section 4.1.7, "best efforts" shall be deemed to have been used so long as Buyer continues the accounts receivable collection practices used by Dettmers prior to the date of this Agreement.

           5.1.4 EMPLOYEES. From and after the Closing Date, Buyer and DAH shall employ substantially all of the current employees of Staff Leasing assigned to Dettmers, subject to normal management prerogatives to review performance and terminate employment as necessary or appropriate for the business. The Buyer and DAH shall compensate such employees at substantially the same level of compensation in effect for such employees. Buyer and DAH will continue normal fringe benefits for such employees subject to the integration of such fringe benefits with Buyer's and DAH's current programs.

        5.2  COVENANTS OF DETTMERS.

           5.2.1  CONDUCT OF BUSINESS OF DETTMERS PRIOR TO CLOSING
       DATE. Dettmers agrees that on and after the date hereof and prior to the Closing Date:

           (a) The business and operations, activities and practices of Dettmers shall be conducted only in the ordinary course of business and consistent with past practice;

           (b) No change shall be made in the articles of incorporation or bylaws of Dettmers.

           (c) No change shall be made in the number of shares of authorized or issued capital stock of Dettmers; nor shall any option, warrant, call, right, commitment or agreement of any character be granted or made by Dettmers relating to its equity;

           (d) Dettmers shall not, directly or indirectly, solicit or encourage (including by way of furnishing any non-public information concerning the business, properties or assets of Dettmers), or enter into any negotiations or discussions concerning, any Acquisition Proposal (as defined below). Dettmers shall notify Buyer promptly by telephone, and thereafter promptly confirm in writing, if any such information is requested from, or any Acquisition Proposal is received by Dettmers. As used in this Agreement, "Acquisition Proposal" shall mean any proposal received by Dettmers or any officer or director thereof prior to the Closing Date for a merger or other business combination involving Dettmers, or for the acquisition of, or the acquisition of a substantial equity interest in, or any material part of the assets of Dettmers, other than the one contemplated by this Agreement.

           (e) Except as set forth in Schedule 5.2.1(e), Dettmers will not:

                    (i) incur, become subject to, or suffer, or agree to incur, become subject to or suffer, any obligation or liability (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                    (ii) discharge or satisfy any lien or encumbrance or pay any obligation or liability (absolute or contingent) other than liabilities payable in the ordinary course of business;

                   (iii) mortgage, pledge or subject to lien, charge or any
               other encumbrance, any of the Property or agree so to do;

                    (iv) sell or transfer or agree to sell or transfer any of
               its assets, or cancel or agree to cancel any debt or claim, except in each case in the ordinary course of business;

                    (v) consent or agree to a waiver of any right of substantial value;

                    (vi) enter into any transaction other than in the ordinary course of its business;

                   (vii) terminate any contract, agreement, license or other
               instrument to which it is a party;

                  (viii) through negotiation or otherwise, make any commitment or incur any liability or obligation to any labor organization;

                    (ix) without the express written consent of Buyer, make or agree to make any accrual or arrangement for, or payment of bonuses or special compensation of any kind, or any severance or termination pay, to any employee;

                    (x) introduce any new method of management, operation or
               accounting with respect to its business or any of the assets, properties or rights applicable thereto;

                    (xi) offer or extend more favorable prices, discounts or
               allowances than were offered or extended regularly on and prior to March 31, 1998 other than in the ordinary course of business;

                   (xii) make capital expenditures or commitments therefor
               without the express written consent of Buyer; or

                  (xiii) hire any new employee other than replacements for open positions reflected in the March 31, 1998 Financial Statements.

           (f) Dettmers will use its best efforts to preserve Dettmers' business organization intact, to keep available to Dettmers the present service of Dettmers' employees, and to preserve for Dettmers the good will of its suppliers, customers and others with whom business relationship exist; and

           (g) Dettmers will not take, agree to take or permit to be taken, any action or do or permit to be done anything in the conduct of the business of Dettmers, or otherwise, which would be contrary to or in breach of any of the terms or provisions of this Agreement or which would cause any of the representations or warranties of Dettmers or the Dettmers Shareholders contained herein to be or become untrue in any material respect.

           5.2.2 INSPECTION OF BOOKS AND RECORDS. From the date of this Agreement until the Closing Date, Dettmers shall make or cause to be made available to Buyer for examination, the Property and other materials such as books of account, contracts, agreements, commitments, records and its documents, and shall permit Buyer and its representatives, attorneys, accountants and agents to have access to and to copy, at Buyer's expense, the same at all reasonable times. In addition, Dettmers shall make, or cause to be made available to Buyer and its representatives, attorneys, accountants and agents, the Property and all of the above described records for any environmental compliance audit, any environmental site assessment (including soil, groundwater and/or other testing) and any other physical inspection which Buyer may elect to conduct at its own expense.

           5.2.3 FURTHER ASSURANCES. On and after the Closing Date, the Dettmers Shareholders and Dettmers officers, directors and agents each shall prepare, execute and deliver such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action as Buyer shall reasonably request at any time or from time to time in order to perfect, confirm or evidence in Buyer title to all or any part of the Property or to consummate, in any other manner, the terms and conditions of this Agreement.

           5.2.4 PRESS RELEASES AND ANNOUNCEMENTS. Neither Dettmers nor the Dettmers Shareholders shall make any press release or announcement regarding the transaction contemplated herein without the prior written approval of Buyer or DAH, other than in conjunction with a press release or announcement issued by Buyer or DAH, which Buyer or DAH shall be permitted to make without the prior written approval of the other parties hereto; PROVIDED, HOWEVER that Dettmers, the Dettmers Shareholders, Buyer or DAH may make any public disclosure he or it believes in good faith is required by law (in which case he or it will advise the other parties hereto prior to making the disclosure). On the Closing Date, Buyer and DAH will issue public announcements and/or press releases announcing the transaction contemplated by this Agreement.

           5.2.5 BANKRUPTCY. Dettmers agrees that on and after the date of this Agreement (i) Dettmers shall not commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to any of them or seeking to adjudicate any of them bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to any of them or for all or any substantial part of any of their assets; (ii) Dettmers shall not make a general assignment for the benefit of its creditors;
       (iii) no case, proceeding or other action of a nature referred to in clause (i) above shall be commenced by any person which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or discharged for a period of 60 days; (iv) no case, proceeding or other action shall be commenced by any person seeking issuance of a warrant of attachment, execution distraint or similar process against all or any substantial part of the assets of Dettmers which results in the entry of an order for any such relief; and (v) Dettmers shall not take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), (iii), or (iv) above.

           5.2.6 TRADE SECRETS AND CONFIDENTIAL KNOW-HOW. Between the date hereof and the Closing Date, Dettmers and its agents, officers and employees shall, upon request by Buyer, reduce to writing all trade secret information or other know-how of a business or technical nature which is now used in or which is useful for the present or anticipated future business of Dettmers, such writing to be confidential and afforded such protection and confidential treatment as Buyer shall reasonably request.

           5.2.7 INDEMNITY REGARDING BULK SALES, ETC. The Dettmers Shareholders hereby agree to indemnify and hold harmless DAH and Buyer from any claims, costs or losses incurred as a result of the failure of Dettmers to comply with any and all requirements of sales tax and bulk sales laws and regulations arising under applicable state law in connection with the transactions contemplated by this Agreement.

           5.2.8 WARRANTY WORK AFTER CLOSING DATE. To the extent that such costs exceed $25,000 per year for Buyer's costs incurred in respect of any warranty work completed by Buyer pursuant to its liabilities assumed under Section 4.1.6, the Dettmers Shareholders, by a reduction of amounts payable to Dettmers or Dettmers Shareholders pursuant to the terms of this Agreement, shall reimburse Buyer for Buyer's actual direct cost of material and labor incurred in respect of any warranty work

           5.2.9 HOLD HARMLESS. The Dettmers Shareholders agree to indemnify and hold harmless DAH and Buyer from any liabilities to third parties arising from the operations or business of Dettmers at any time prior to the consummation of the transactions contemplated herein on the Closing Date, except to the extent caused by the actions, gross negligence or willful misfeasance of DAH or Buyer; provided, however, the indemnity with respect to Warranty work set forth in Section 5.2.8 shall be limited to amounts otherwise payable to Dettmers or Dettmers Shareholders pursuant to this Agreement.

           5.2.10 USE OF NAME/DISSOLUTION OF SELLER. Immediately upon the Closing, Dettmers shall (a) change its name to a name which does not include the name "Dettmers", (b) not use any name, mark, logo or design included in the Assets, and (c) provide to DAH and Buyer such evidence of the foregoing as either from time to time may reasonably request. In the event that the Dettmers Shareholders and Dettmers decide to dissolve Dettmers post transaction, then a certificate of dissolution shall be delivered to Buyer and DAH upon Dettmers receipt of same. A certified copy of a certificate of dissolution shall constitute adequate evidence for DAH and Buyer to make any further payments called for in this Agreement directly to the Dettmers Shareholders in such proportion as the Dettmers Shareholders direct in writing.

    6.  CLOSING AND CONDITIONS PRECEDENT.

        6.1 CLOSING DATE. The date upon which the transactions contemplated hereby shall become effective (the "Closing Date") shall be the date, no later than June 30, 1998, upon which each of the conditions precedent set forth in Sections 6.2 and 6.3 shall have been satisfied or waived pursuant to the respective terms thereof.

        6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF DAH AND BUYER. Each and every obligation of DAH and Buyer to be performed on the Closing Date shall be subject to the satisfaction on or before the Closing Date of each of the following conditions (unless waived in writing by DAH and Buyer):

           6.2.1 Dettmers shall have delivered to Buyer each of the following, in each case duly and properly executed (if appropriate) and in form and substance reasonably satisfactory to the Buyer:

           (a Good and sufficient assignments of each Real Property Lease, conveying all of Dettmers' right, title and interest in and to such Real Property Lease, free and clear of all mortgages, pledges, liens, security interests, encumbrances, restrictions and claims of any nature whatsoever, except those listed as permitted exceptions on Schedule 6.2.1(a); together with recordable memoranda thereof if requested by Buyer.

           (b Written consents of the lessors under each Real Property Lease, to the assignment of each such Real Property Lease, with no adverse condition attached, and estoppel and non-disturbance agreements of such lessors.

           (c A good and sufficient General Conveyance, Assignment and Bill of Sale, conveying, selling, transferring and assigning to Buyer title to all of the Property free and clear of all security interests, liens, charges, encumbrances or equities whatsoever, except those listed as permitted exceptions on Schedule 6.2.1(c); and Motor Vehicle Certificates of Title to each of the Vehicles, endorsed for transfer to Buyer.

           (d The persons listed on Schedule 6.2.1(d) shall have executed and delivered Employment Agreements to DAH and Buyer in the form of EXHIBIT A attached hereto.

           (e Good and sufficient assignments of each of the Personal Property Leases and each of the Contracts, in each case together with the written consents of all parties necessary in order to transfer all of Dettmers' rights thereunder to Buyer.

           (f Copies of each of the Permits, together with evidence satisfactory to Buyer that the same are in full force and effect, and (to the extent requested by Buyer) evidence that such permits are eligible for immediate transfer to Buyer.

           (g The books and records described in Section 3.2.20; each of the Financial Statements described in Section 3.2.4; [the Second Quarter Financial Statements to be delivered pursuant to Section 4.2.10;] the tax returns described in Section 3.2.29, together with evidence satisfactory to the Buyer of the payment by Dettmers of all amounts due to the relevant taxing authorities pursuant thereto; and each policy of insurance described in Section 3.2.26, together with evidence that such policies are in force on the Closing Date.

           (h Evidence satisfactory to DAH and Buyer and their counsel that the execution and delivery of this Agreement has been authorized by Dettmers.

           (i A favorable opinion of counsel for Dettmers, addressed to Buyer and DAH and dated the Closing Date, as to the matters set forth in Sections 3.2.1, 3.2.2 and 3.2.3 hereof and such other matters as Buyer or DAH may reasonably request.

           (j The Articles of Incorporation of Dettmers, certified as of a recent date by the Secretary of State of Delaware.

           (k The Bylaws of Dettmers, certified as true and complete by the Corporate Secretary of Dettmers.

           (l Certificates of the Secretaries of State of Delaware and Florida, each dated as of a date not earlier than ten days prior to the Closing Date, as to the good standing of Dettmers in such States (and, in Delaware, the payment of all corporate franchise taxes), together with facsimile confirmation of such good standing on the Closing Date.

           (m An affidavit of the Chief Executive Officer or Chief Financial Officer of Dettmers stating that Dettmers is not a foreign seller within the meaning of the Internal Revenue Code of 1986, as amended, and such other evidence of domestic ownership as may be required or reasonably deemed advisable by Buyer in any state or local jurisdiction where the Property is located.

           (n Such other consents as Buyer deems necessary or desirable in order to consummate the transactions contemplated herein.

           (o Such other separate instruments of sale, assignment or transfer that Buyer may reasonably deem necessary or appropriate in order to perfect, confirm or evidence title to all or any part of the Property.

           (p A general release in a form acceptable to Buyer and DAH from Michael Dettmers regarding his prior ownership of Dettmers shares.

           (q Evidence of a written termination, in a form acceptable to DAH and Buyer, of the Commercial Lease dated December 18, 1996 between Andrew Perl and Peter Dettmers and Dettmers Industries Inc. with respect of the Real Property leased at 3190 S. E. Slater Street, Stuart, Florida.

           6.2.2 In its sole judgment and discretion, DAH shall be satisfied with the compensation plan of Dettmers for all employees and the termination of (i) the provisions of the Dettmers Employee Handbook and
       (ii) the existing compensation program which provides incentives to all employees.

           6.2.3 In its sole judgment and discretion, (i) DAH shall be satisfied with the completion of its due diligence review of the business and operations of Dettmers, and (ii) DAH shall have obtained the consent of its senior lender as to the transaction contemplated by this Agreement.

           6.2.4 DAH and Buyer shall have the right, but shall have no obligation to close and make the final $2,100,000 payment, or any other payment not already made, in the event that Dettmers has not, prior to the Closing Date, received a firm Purchase Order which sets forth schedule, quantity and unit price from Raytheon E-Systems for Dettmers products on Boeing Business Jets, as more fully described in Raytheon's letter to Dettmers dated May 29, 1998.

        6.3 CONDITIONS PRECEDENT TO OBLIGATIONS OF DETTMERS. Each and every obligation of Dettmers and the Dettmers Shareholders to be performed on the Closing Date shall be subject to the satisfaction on or before the Closing Date of each of the following conditions (unless waived in writing by Dettmers): The Buyer shall have delivered to Dettmers each of the following, in each case duly and properly executed (if appropriate) and in form and substance reasonably satisfactory to Dettmers:

           6.3.1    Payment of the amounts required to be paid pursuant to
       Section 2, in immediately available funds on the Closing Date.

           6.3.2 Resolutions of the directors of Buyer and DAH authorizing the execution and delivery of this Agreement by Buyer and DAH respectively, and the performance of their respective obligations hereunder, certified by the Corporate Secretaries of Buyer and DAH, respectively.

           6.3.3 A favorable opinion of counsel for Buyer and DAH, addressed to Dettmers and dated the Closing Date, as to the matters set forth in Sections 3.1.1 and 3.1.2 hereof.

           6.3.4 The Assumption Agreement with respect to the Assumed Liabilities, in the form of EXHIBIT B attached hereto.

           6.3.5 Delivery by Buyer of an indemnity agreement which indemnifies the Dettmers Shareholders against any claims made by third parties under their personal guarantees as set forth in the Commercial Lease dated December 12, 1996 regarding the real property located at 3190
       S. E. Slater Street, Stuart, Florida (the "3190 Lease"). The indemnity provided to the Dettmers Shareholders is only with respect of claims and occurrences relating to the 3190 Lease that occur after the transactions contemplated hereby are consummated, and is given in connection with Buyer's assumption of the 3190 Lease.

    7.  MISCELLANEOUS PROVISIONS.

        7.1 NOTICES. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if made in writing, and (i) if served by personal delivery to the party for whom intended (which shall include overnight delivery by Federal Express or similar service), to the address provided for such party set forth below, or such other address as may be designated by writing hereafter by such party, or (ii) if sent by telecopy to the number set forth below, or such other number as may be designated in writing hereafter by such party and immediately confirmed by sending a copy of such notice by either method described in clause (i) above:

If to Buyer/DAH:         DeCrane Aircraft Holdings, Inc.
                         2361 Rosecrans Ave., Suite 180
                         El Segundo, California
                         Attn: R. Jack DeCrane
                         Fax: (310) 643-0746

With copies to:          Stephen A. Silverman, Esq.
                         Spolin & Silverman
                         100 Wilshire Blvd., Suite 940
                         Santa Monica, CA 90401
                         Fax: (310) 576-4844

If to Dettmers or
  Dettmers
  Shareholders:          Andrew Perl
                         Peter Dettmers
                         Dettmers Industries
                         3081 S.E. Slater Street
                         Stuart. Florida 34997
                         Fax: (561) 288-7295

With copies to:          James P. Covey, Esq.
                         1111 S. Federal Highway, Suite 300
                         Stuart, Florida 34994
                         Fax: (561)286-1505

        7.2 ARBITRATION. Any dispute, claim or controversy arising out of or relating to this Agreement or any breach thereof shall be decided by arbitration conducted in Miami, Florida before a single arbitrator in an arbitration proceeding otherwise conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and which arbitration provides for reasonable discovery, including depositions, interrogatories and production of documents. The decision of the arbitrator shall be final and binding on the parties and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The cost of arbitration shall be shared equally between the parties.

        7.3 ENTIRE AGREEMENT. This Agreement, the Exhibits and Schedules hereto, and the documents referred to herein and therein, embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, oral or written, relative to said subject matter.

        7.4 BINDING EFFECT; ASSIGNMENT. This Agreement and the rights and obligations arising hereunder shall inure to the benefit of and be binding upon Dettmers, its successors and permitted assigns, Buyer and DAH, their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any of the parties hereto without the prior written consent of the other party or parties, except that Buyer shall have the right to assign, in whole or in part, its rights hereunder to one or more affiliates of Buyer, which in each case shall be a wholly-owned subsidiary of Buyer. Any transfer or assignment of any of the rights, interests or obligations hereunder in violation of the terms hereof shall be void and of no force or effect.

        7.5 CAPTIONS. The Section headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement in construing or interpreting any provision hereof.

        7.6 WAIVER; CONSENT. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than by performance), in whole or in part, except by a writing executed by the parties hereto, and no waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent that a party hereto may have otherwise agreed in writing, no waiver by that party of any condition of this Agreement or breach by the other party of any of its obligations or representations hereunder or thereunder shall be deemed to be a waiver of any other condition or subsequent or prior breach of the same or any other obligation or representation by the other party, nor shall any forbearance by the first party to seek a remedy for any noncompliance or breach by the other party be deemed to be a waiver by the first party of its rights and remedies with respect to such noncompliance or breach.

        7.7 NO THIRD PARTY BENEFICIARIES. Subject to Section 7.4, nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, any rights, remedies or other benefits under or by reason of this Agreement.

        7.8 COUNTERPARTS. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        7.9 SEVERABILITY. With respect to any provision of this Agreement finally determined to be unenforceable, Dettmers, the Dettmers Shareholders, DAH and Buyer hereby agree that such court or arbitrator(s) shall have jurisdiction to reform such provision so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's or arbitrator(s)' determination. In the event that any such provision cannot be reformed, such provision shall be

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
    deemed to be severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

        7.10 GOVERNING LAW. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of Delaware, with venue in Miami, Florida.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

DETTMERS INDUSTRIES, INC.,                     DECRANE AIRCRAFT HOLDINGS, INC.
a Delaware corporation

By:                                            By:

DETTMERS SHAREHOLDERS                          DAHX ACQUISITIONS, INC.

PETER DETTMERS                                 By:

ANDREW PERL

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